PRESS RELEASE
                        -------------


PATAPSCO BANCORP, INC.
For further information contact Joseph J. Bouffard, President
410-285-9327

BELMAR FEDERAL SAVINGS AND LOAN ASSOCIATION
For further information contact J. Thomas Lewis, President
410-426-3050


          PATAPSCO BANCORP, INC. AND BELMAR FEDERAL
          ANNOUNCE TERMINATION OF MERGER CONVERSION
                        AGREEMENT

     Dundalk, Maryland. July 2, 1999 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD) and Belmar Federal Savings and Loan Association announced today that they have agreed to terminate their proposed merger conversion trans-action. Had the transaction been completed, Belmar would have merged into Patapsco's wholly owned subsidiary, The Patapsco Bank, a commercial bank headquartered in Dundalk, Maryland.

     Joseph J. Bouffard, the President of Patapsco, stated that, "After protracted discussions with the federal regulatory agencies, Patapsco and Belmar became convinced that we would be unable to obtain federal regulatory approval of a merger conversion transaction. As a result, we felt we would be unable to consummate the transaction and saw no alternative but to terminate our agreement." Mr. Bouffard further stated, "We are extremely disappointed that we will be unable to complete this transaction, which we continue to believe would be beneficial to both organizations, our customers and community and Patapsco's shareholders."

     In connection with the agreement to terminate the merger conversion transaction, Patapsco will incur a charge of $89,000, or $.17 basic earnings per share and $.16 diluted earnings per share, reflecting the payment of its expenses incurred in attempting to complete the merger conversion. That charge will be reported in Patapsco's earnings for the quarter ended June 30, 1999.

     The Patapsco Bank serves Baltimore County and surrounding communities from its office at 1301 Merritt Boulevard, Dundalk, Maryland. As of March 31, 1999, Patapsco Bancorp, Inc. reported assets of $90.1 million and total stockholders' equity of $9.1 million. Belmar is a federally chartered mutual savings and loan association with total assets of $19 million serving the Overlea section of Baltimore, Maryland.